For the fiscal year ended (a) October 31, 1998
File number (c) 811-6443

                        SUB-ITEM 77J

            Restatement of Capital Share Account

      The  Trust accounts for and reports distributions
to   shareholders  in  accordance  with  the   American
Institute of Certified Public Accountants' Statement of
Position 93-2: Determination, Disclosure, and Financial
Statement  Presentation of Income,  Capital  Gain,  and
Return   of   Capital   Distributions   by   Investment
Companies.  For the fiscal year ended October 31,  1998
the Trust decreased paid-in capital in excess of par by
$1,007,535,  increased  undistributed  net   investment
income  by $556,902, increased accumulated net realized
losses   on  investments  by  $162,996,  and  decreased
accumulated   net   realized  and  unrealized   foreign
currency gain (loss) by $613,629 for realized foreign currency gains (losses) incurred during the fiscal year ended October 31, 1998. Net investment income, net realized gains and net assets were not affected by this change.